Exhibit 99.1

www.e2open.com

Press Release

E2open Announces Executive Transition

Board of Directors and Michael Farlekas reach mutual decision for new leadership

Andrew Appel appointed Interim Chief Executive Officer

AUSTIN – October 10, 2023 – E2open Parent Holdings, Inc. (NYSE: ETWO), the connected supply chain SaaS platform with the largest multi-enterprise network, today announced that its board of directors and Michael Farlekas have reached a mutual decision that the time is right for new leadership. Accordingly, the e2open board of directors has initiated an external search process to identify a new permanent chief executive officer and has retained a leading executive search firm. In the meantime, the board has named Andrew Appel as interim chief executive officer and appointed him to the board of directors, effective immediately.

Appel, who has served on e2open’s advisory board for more than a year, has extensive experience in the technology industry as well as proven expertise in business strategy and innovation. He previously served as president and chief executive officer at IRI, a leading provider of big data, predictive analytics, and forward-looking insights. During his tenure at IRI, he oversaw the launch of multiple transformative initiatives that repositioned the company as the innovation leader for consumer packaged goods brands, retailers, and media companies. Prior to joining IRI, he served as chief revenue officer of Accretive Health, chief operating officer of Aon, and was a senior partner at McKinsey & Company.

Chinh E. Chu, chairman of the e2open board of directors, said, “We are fortunate to have Andrew take on this interim role given his deep experience with connected enterprise software solutions combined with his leadership and financial skills. Andrew is well-positioned to continue our core mission of providing the most comprehensive and impactful end-to-end supply chain software platform combining networks, data, and applications. While a search for a full-time CEO is underway, the board has full confidence in Andrew and the leadership team to guide the company through this transition.

“On behalf of the entire board, I want to thank Michael for his many contributions to e2open over the past eight years. We appreciate his hard work growing the company into a mission-critical platform for the world’s largest and most important companies. We wish him all the best in his future endeavors.”

About e2open

E2open is the connected supply chain software platform that enables the world’s largest companies to transform the way they make, move, and sell goods and services. With the broadest cloud-native global platform purpose-built for modern supply chains, e2open connects more than 420,000 manufacturing, logistics, channel, and distribution partners as one multi-enterprise network tracking over 14 billion transactions annually. Our SaaS platform anticipates disruptions and opportunities to help companies improve efficiency, reduce waste, and operate sustainably. Moving as one.™ Learn More: www.e2open.com.

9600 Great Hills Trail, Suite 300E, Austin, TX 78759 | Tel. 1.512.425.3500 | e2open.com
Copyright © E2open, LLC. All rights reserved. CONFIDENTIAL

E2open and “Moving as one.” are the registered trademarks of E2open, LLC. All other trademarks, registered trademarks and service marks are the property of their respective owners.

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Contacts

Media Contact:

5W PR for e2open

e2open@5wpr.com

212.584.4307

Investor Relations Contact:

Dusty Buell

dusty.buell@e2open.com

investor.relations@e2open.com

Corporate Contact:

Kristin Seigworth

VP Communications, e2open

kristin.seigworth@e2open.com

pr@e2open.com

9600 Great Hills Trail, Suite 300E, Austin, TX 78759 | Tel. 1.512.425.3500 | e2open.com
Copyright © 2022 E2open, LLC. All rights reserved. CONFIDENTIAL